Exhibit 99.1

PMA CAPITAL [LOGO]
A Specialty Risk Management Company

Mellon Bank Center Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590

PRESS RELEASE

For Release: Immediate

      Contact: Albert D. Ciavardelli
                    (215) 665-5063

PMA Capital Announces Proposed Offering of
$50 Million of Monthly Income Senior Notes

Philadelphia, PA, May 19, 2003 – PMA Capital Corporation (NASDAQ: PMACA) announced today that it is seeking to raise $50 million through a public offering of monthly income senior notes. A shelf registration statement relating to these and other securities was filed and declared effective by the Securities and Exchange Commission on July 19, 2002. The senior notes, which will pay interest on a monthly basis, will mature in 2018.

PMA Capital intends to use the net proceeds from the offering to repay outstanding indebtedness under its credit facility, to increase the capital and surplus of its insurance subsidiaries, and for general corporate purposes.

Ferris, Baker Watts, Incorporated will serve as the lead manager with Advest, Inc. and Sandler O’Neill & Partners, L.P. serving as co-managers. The Company has granted the underwriters an over-allotment option to purchase up to an additional 15% of the principal amount of notes sold.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the senior notes to be offered, nor shall there be any sale of senior notes in any state in which such offer, solicitation or sale would be unlawful. Offers for the senior notes will be made only by means of a prospectus (including a final prospectus supplement) forming a part of PMA Capital’s effective registration statement. Copies of the prospectus, with respect to the offering, which includes more information regarding the Company and charges and expenses of the offering, may be obtained from Ferris, Baker Watts, 250 West Pratt Street, Baltimore, Maryland 21201; telephone: 410.230.2230 or 800.247.7223 or by faxing requests to 410.230.2268. Read the prospectus carefully before you invest.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital’s subsidiaries include property and casualty reinsurance, underwritten and marketed through PMA Re, and workers’compensation, integrated disability and other commercial property and casualty lines of insurance in the eastern part of the United States, underwritten and marketed under the trade name The PMA Insurance Group.

Certain statements in this release may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those projected in the forward-looking statements discussed in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement whether as a result of new information, future event or otherwise.